Exhibit 10.1

AMENDMENT NO. 6

This Amendment No. 6, dated as of August 13, 2004 (this “Sixth Amendment”), to Amended and Restated Master Lease Agreement, dated as of March 8, 2002 (as it may be heretofore and hereafter be further amended, restated or otherwise modified, the “Master Lease Agreement”) is entered into by and among SAVVIS Communications Corporation, as Lessee (“Lessee”); the other lessors signatory thereto from time to time and General Electric Capital Corporation, as Lessor, and as Agent for Lessors (in such capacity “Agent”).

RECITALS

A. Lessee has advised Agent and Lessors that Lessee shall make a prepayment of Rent either (x) in at least the amount and upon the terms otherwise required by Section 10 below (the “Section 10 Rent Prepayment”) or (y) in the event the Section 10 Rent Prepayment is not made, in at least the amount and upon the terms set forth in Section 11 below (the “Section 11 Rent Prepayment”).

B. In contemplation of the Section 10 Rent Prepayment or the Section 11 Rent Prepayment, Lessee has requested, and Lessor has agreed to, certain modifications to the Master Lease Agreement as are set forth herein to take effect upon receipt of the Rent Prepayment by the Agent.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and of the extensions of credit heretofore, now or hereafter made to, or for the benefit of, Lessee by Lessors, Lessee, Agent and Lessors hereby agree as follows:

1. Definitions. Except to the extent otherwise specified herein, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Master Lease Agreement and Annex A thereto.

2. Section 10 Rent Prepayment Amendments to Master Lease Agreement. So long as the conditions set forth in Section 10 below have been satisfied, upon receipt of the Section 10 Rent Prepayment by Agent, the Master Lease Agreement shall be amended as follows (which amendments shall be effective simultaneously with the receipt of the Section 10 Rent Prepayment by Agent, without the necessity for any further action):

2.1. Section 1.2(a)(i) of the Master Lease Agreement hereby is amended by the addition, at the end of the first sentence thereof, of the following:

provided that Lessee shall not be required to prepay the Obligations with the proceeds of either of (x) Asset Dispositions pursuant to Section 6.8 below and (y) the proceeds of any sale/leaseback transactions permitted under Section 6.11 hereof.

2.2. Section 1.2(a)(ii) of the Master Lease Agreement hereby is amended by the addition, at the end of the first sentence thereof, of the following:

so long as, pursuant to the Sixth Amendment, the Rent Prepayment is in an amount at least equal to Thirty-Eight Million Dollars ($38,000,000), on or before August 31, 2004, the proceeds of any issuances of Stock after the Effective Date (as defined below) shall be applied pro rata to the Obligations and pro rata to the Subordinated Indebtedness (as defined in the Consent and Waiver).

2.3. Section 1.3(a) of the Master Lease Agreement hereby is amended and restated in its entirety to read as follows:

(a) From the Execution Date through (but not including) the Effective Date, interest shall accrue monthly, in arrears, on each applicable Interest Payment Date, on the outstanding balance of the Rent at a fixed rate of 12% per annum. Commencing with the Effective Date, interest shall accrue monthly, in arrears on each applicable Interest Payment Date, on the outstanding balance of the Rent at a fixed rate of 12% per annum. Lessee agrees to pay such interest to Agent as follows:

(i) From the Execution Date through (but not including) the Effective Date, interest shall accrue monthly (such interest being referred to as “PIK Interest”) on each Interest Payment Date and be added to the principal balance of Rent at the end of each semiannual period (i.e. June 30 and December 31);

(ii) commencing with the first Interest Payment Date after the Effective Date, such interest shall be paid in cash on such Interest Payment Date and each Interest Payment Date thereafter; provided that, for the period that commences on the Effective Date and ends on such first Interest Payment Date, the amount of interest that shall be payable on such first Interest Payment Date shall be equal to interest accrued from (and including) the Effective Date through such First Interest Payment Date.

2.4. Section 1.4 of the Master Lease Agreement hereby is deleted in its entirety.

2.5. Section 5.11 of the Master Lease Agreement hereby is deleted in its entirety.

2.6. Section 6.1(b) of the Master Lease Agreement hereby is amended as follows:

(i) by the deletion of the last paragraph thereof (which begins “provided that”); and

(ii) by the addition of the following at the end thereof:

Holdings and any Subsidiary of Holdings (including Lessee) shall be permitted to (x) cause an Acquisition Subsidiary (as defined below) to merge with or consolidate with any other entity so long as such Acquisition Subsidiary is the surviving entity and (y) cause an Acquisition Subsidiary to acquire all or substantially all of the assets of any Person (any such other entity or assets and the operation thereof and resulting therefrom, whether under the preceding clause (x) or (y), are referred to in each case as an “Acquired Business”, and any such transaction, whether under clause (x) or (y) is referred to as a “Permitted Transaction”) so long as, in each case, (A) such other Person is organized under the laws of the United States or one of the states thereof and operates a business similar to the business conducted by Lessee and its Subsidiaries as of the date of the Sixth Amendment, (B) the consummation of such Permitted Transaction would not be projected to have an adverse effect on the EBITDA and cash flow of Lessee or on Holdings and its Subsidiaries on a consolidated basis, actual or projected (exclusive of the Acquired Business), after taking into account and based on and subject to the following requirements and continuing conditions: (i) the exclusive source of funding for the transaction, including any capital expenditures and coverage and payment of any working capital needs and operating losses and other negative events arising in connection with such Permitted Transaction and Acquired Business shall be proceeds of subordinated debt (of the type permitted under subsection 6.3(b) hereof or previously incurred as “Subordinated Indebtedness” as defined in and pursuant to the Consent and Waiver) or equity issuances consistent with the terms of Section 6.5(a)(iii)(B), with the result that there shall be no liabilities that in any event or in any respect shall be funded by (or result in recourse of any kind to) the currently existing and ongoing business operations of Holdings, the Lessor and their Subsidiaries as in effect immediately prior to the initial consummation of the C&W Transaction; provided that following the date on which the cash generated from the original C&W Transaction operations is greater than the obligations incurred, assumed or arising from or in connection with the operations of the C&W Transaction, including, without limitation, capital expenditures (i.e., after the C&W Transaction shall have become cash positive and cash accretive), then the “currently existing and ongoing business operations” referred to in the preceding clause shall include the C&W Transaction operations as of the aforementioned C&W Transaction “cash positive” date (but only so long as such operations are cash positive); and (ii) the funding required under the preceding clause (i) shall be adequate and committed to by the source of such funding, (C) Agent shall be satisfied in advance of any such transaction (following receipt by Agent of at least ten (10) Business Days prior written notice of any such transaction) that there shall be no adverse effect on the Agent’s Liens or the Collateral or otherwise on the rights and remedies of Lessors and Agent hereunder and under the Credit Documents (including satisfaction that Agent and Lessors shall not be subject to third party approvals in connection with the exercise thereof), and such notice shall contain a detailed description of the proposed transaction including a pro forma balance sheet, income statement and cash flow statement of the Acquired

Business on a stand alone basis and on a consolidated basis with Holdings and its Subsidiaries based on recent financial statements (taking into account the proposed Permitted Transaction and funding therefor) and projected financial statements reflecting the terms of clause (B) above and a description of the financing arrangements for such transactions, together with copies of the acquisition, merger or similar agreement and related agreements and instruments, and (prior to closing) all opinions, certificates, lien search results and other documents reasonably requested by Agent, (D) any liabilities assumed (whether contingent or otherwise) in connection with any such transaction shall not be funded by (or result in recourse of any kind to) the then-current and existing and ongoing business operations of Holdings, the Lessee and their Subsidiaries and that in no event shall any such liabilities include litigation, ERISA liabilities of the type associated with defined benefit plans or multi-employer plans or accumulated funding deficiencies or that could result in imposition of liens by the PBGC or environmental liabilities, provided that, the aggregate amount of all such transactions from and after the Effective Date shall not exceed One Hundred Million Dollars ($100,000,000) (measured by the aggregate amount paid or payable in connection therewith, including all cash and non-cash (i.e., based on fair market value of non-cash) consideration and all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith (including estimated assumed liabilities) or otherwise), (E) no Default or Event of Default exists or would occur by virtue of such transactions and the representations and warranties set forth in Article III would remain true and correct after giving effect to the proposed transactions and (F) if so requested by Agent, Agent on behalf of itself and Lessor, shall be granted a first priority pledge of the stock of an Acquisition Subsidiary pursuant to documentation reasonably satisfactory to Agent in its sole discretion.

Any such Permitted Transaction may be effected either through (i) the acquisition of the assets of an Acquired Business by a wholly-owned subsidiary of Lessee or Holdings established for that purpose or (ii) by a merger of a wholly-owned subsidiary of Lessee or Holdings (established for that purpose) with and into the entity that conducts the Acquired Business (in either case, an “Acquisition Subsidiary”). An Acquisition Subsidiary shall be permitted to grant Liens on its assets to secure Indebtedness permitted by Section 6.3(b) hereof. Lessee, Lessors and Agent acknowledge that each Acquisition Subsidiary shall be a “SAVVIS Party” hereunder.

2.7. Section 6.2(c) of the Master Lease Agreement hereby is amended to add, at the end thereof, the following:

provided, that solely for the purposes of enabling Holdings and its Subsidiaries to comply with regulatory capital and tax requirements consistent with the normal past business practices of Holdings and its Subsidiaries, Holdings and its Subsidiaries so long as no Default or Event of Default then exists or would exist after giving effect thereto shall be permitted to make additional Investments in foreign Subsidiaries (that were in existence prior to the date of the Sixth Amendment) (which may be made exclusively in the form of (i) intercompany payables (subject to such subordination arrangements as may be acceptable to Agent) or (ii) cancellation of indebtedness by the conversion of accounts receivable generated by sales to third parties into equity) in no event to exceed Twenty Five Million Dollars ($25,000,000) from the Effective Date through the Termination Date with respect to all such foreign Subsidiaries and all makers of such Investments; and in no event shall the terms of this proviso permit Holdings and its Subsidiaries to make Investments in the form of intercompany payables pursuant to this proviso which, together with Investments made pursuant to the portion of this Section 6.2(c) that precedes this proviso, would exceed $5,000,000 in the aggregate for all Subsidiaries of Holdings from the Execution Date until the Maturity Date (without giving effect to repayments of loans or advances after the Execution Date).

2.8. Section 6.2(d) of this Agreement hereby is amended to add the following as the last sentence thereof:

Agent and Lessee hereby acknowledge and agree that the foregoing provisions of this Section 6.2(d) of this Agreement shall not apply to the proviso added to Section 6.2(c) of this Agreement by Section 2.7 of the Sixth Amendment.

2.9. Clause (b) of Section 6.3 of the Master Lease Agreement hereby is amended and restated in its entirety to read as follows:

(b)(i) other additional Indebtedness incurred only by any Credit Party but not by any foreign Subsidiary of Holdings, secured by purchase money security interests and Capital Leases permitted under Section 6.7(b) incurred after the date of this Agreement in an aggregate amount not to exceed $5,000,000 at any one time outstanding; provided, however, that the incurrence of such additional Indebtedness shall be permitted only if, after giving effect thereto, the limit on Capital Expenditures set forth in Section 6.18 would not be breached and (ii) so long as no Default or Event of Default then exists or would exist after giving effect thereto, other additional Indebtedness (x) incurred subsequent to the Effective Date (including Capital Leases incurred by any SAVVIS Party) not to exceed Twenty Five Million Dollars ($25,000,000) in the aggregate at any one time outstanding (including Indebtedness permitted by clause (i) above) and not to be from an Affiliate; and (y) other additional Indebtedness incurred by one or more Acquisition Subsidiaries (but not by any other SAVVIS Party) to fund Permitted Transactions (including any cash requirements of an Acquired Business) not to exceed One Hundred Million Dollars ($100,000,000) in the aggregate at any one time outstanding and not to be from an Affiliate; provided (except in the case of Capital Leases) such Indebtedness shall (I) be subordinated to all Obligations under this Agreement in a manner satisfactory to the Lessors, (II) provide for non-cash payment-in-kind interest (“PIK Interest”) only for a period that ends no earlier than six (6) months after the Maturity Date, (III) such PIK Interest shall be due and payable no earlier than six (6) months after the Maturity Date; (IV) such Indebtedness shall mature no earlier than six (6) months following the Maturity Date and (V) if incurred in connection with a Permitted

Transaction, may be secured by the assets acquired pursuant to such Permitted Transaction, in each case under this proviso subject to the terms of such subordination arrangements; provided that, (A) the leases entered into pursuant to the sale/leaseback transactions listed on Annex G hereto shall not be considered in determining whether the Twenty Five Million Dollars ($25,000,000) limit has been reached (the leases entered into pursuant to the sale/leaseback transactions and listed on Annex G shall be referred to as the “C&W Sale/Leaseback Transactions”) and (B) any such Capital Leases entered into subsequent to the Effective Date shall be entered only in connection with the provision of new services to existing customers of any SAVVIS Party or to provide services to new customers of any SAVVIS Party.

2.10. Clause (h) of Section 6.3 of the Master Lease Agreement hereby is amended and restated in its entirety to read as follows:

(h) Indebtedness in the form of lease payments pursuant to a sale-leaseback transaction permitted by Section 6.11 hereof.

2.11. Section 6.6 of the Master Lease Agreement hereby is amended by the insertion, at the end thereof, of the following:

so long as the aggregate amount of such Guaranteed Indebtedness at any one time outstanding under this clause (b) together with Indebtedness outstanding under clause (b) of Section 6.3 does not exceed Twenty Five Million Dollars ($25,000,000) (exclusive of any Guaranteed Indebtedness guaranteeing the obligations of any SAVVIS Party under the C&W Sale/Leaseback Transactions), provided (x) any guaranty shall be subordinated to the Obligations and, if required by Agent, the beneficiary of any such guaranty shall enter into a subordination agreement with Agent in form and substance acceptable to Agent, and (y) none of such Guaranteed Indebtedness shall be in favor of an Affiliate of a Credit Party.

2.12. Section 6.8 of the Master Lease Agreement hereby is amended and restated in its entirety to read as follows:

6.8 Sale of Stock and Assets. No SAVVIS Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a SAVVIS Party of Equipment (excluding, however, the Leased Equipment) or Fixtures that are no longer used or useful in such SAVVIS Party’s business provided that, with respect to any dispositions of assets or properties permitted pursuant to this clause (b), the aggregate amount of all such dispositions of Equipment and Fixtures not located as of the Execution Date in any of Lessee’s warehouses and currently scheduled for sale as obsolete or no longer used or useful in such SAVVIS Party’s business shall not exceed $1,000,000, (c) so long as no Default or Event of Default then exists or would occur after giving effect thereto, Asset Dispositions of property acquired as part of the C&W Transaction not to exceed two-thirds (2/3) of the book value of the property acquired as part of the C&W Transaction (it being represented by Lessee that the assets subject to the C&W Sale/Leaseback Transactions were acquired as part of the C&W Transaction) in an amount, inclusive of sale/leaseback transactions, not to exceed, from the Effective Date through the Termination Date, Fifty Million Dollars ($50,000,000) (such $50 million being exclusive of the C&W Sale/Leaseback Transactions) and (d) so long as no Default or Event of Default then exists or would occur after giving effect thereto, Asset Dispositions of properties or other assets acquired as part of a Permitted Transaction, provided that (i) any Asset Dispositions pursuant to the foregoing clause (c) or clause (d) shall not adversely impact the operation of the business of Lessee or the other Credit Parties or of the business acquired pursuant to the C&W Transaction; (ii) proceeds of any and all Asset Dispositions shall be used by the seller thereof for its working capital and shall not in any event be used directly or indirectly for the payment or repayment of any indebtedness or to retire or pay dividends in respect of any equity issuance (other than, at the election of Lessee, the Obligations owing to Lessors and Agent hereunder); (iii) shall not include the Stock of any Credit Party and (iv) shall not be to an Affiliate of any SAVVIS Party. The proceeds of any Asset Dispositions permitted pursuant to this Section 6.8 shall not be required to be applied to the Obligations. With respect to any disposition of assets or other properties permitted pursuant to this Section 6.8, Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable SAVVIS Party to effect such disposition and shall execute and deliver to Lessee, at Lessee’s expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Lessee.

2.13. Section 6.11 of the Master Lease Agreement hereby is amended by the addition of the following at the end thereof:

Provided that, so long as no Default or Event of Default then exists or would exist after giving effect thereto and only to the extent permitted under Section 6.8(c) hereof, the SAVVIS Party known as SAVVIS, Inc. shall be permitted to engage in sale/leaseback transactions of assets acquired as part of the C&W Transaction without the consent of Agent and without the requirement that any of the proceeds thereof be applied to the Obligations so long as no other Credit Party has any obligations thereunder and so long as any such transaction is not with an Affiliate of any SAVVIS Party; provided, however that proceeds of any and all Asset Dispositions shall be used by the seller thereof for its working capital (but not including acquisitions) and shall not in any event be used directly or indirectly for the payment or repayment of any indebtedness or to retire or pay dividends in respect of any equity issuance (other than, at the election of Lessee, the Obligations owing to Lessors and Agent hereunder).

2.14. Clause (c) of Section 6.12 of the Master Lease Agreement hereby is amended and restated in its entirety to read as follows:

(c) so long as no Default or Event of Default then exists, cancellations among SAVVIS Parties are permitted to the extent permitted under Section 6.2(c) hereof.

2.15. Section 6.15 of the Master Lease Agreement hereby is amended by the insertion of the following sentence at the end thereof:

Nothing in this Section 6.15 is intended to affect the ability of the SAVVIS Parties to cancel indebtedness to the extent permitted pursuant to Section 6.12 hereof.

2.16. Section 6.18 of the Master Lease Agreement hereby is deleted in its entirety.

2.17. Section 6.21 of the Master Lease Agreement hereby is amended by the deletion therefrom of the phrase “involving payments by all SAVVIS Parties in the aggregate not in excess of $50,000 for any Fiscal Month” and the insertion, in lieu thereof, of the following: “in a maximum amount at any one time outstanding, not to exceed Twenty-Five Million Dollars ($25,000,000); provided any such leases entered into subsequent to the Effective Date shall be entered only for the provision of new services to existing customers of any SAVVIS Party or to provide services to new customers of any SAVVIS Party.”

2.18. The definition of “Maturity Date” hereby is amended by the deletion therefrom of the date “March 8, 2007” and the insertion, in lieu thereof, (i) if pursuant to this Amendment the Rent Prepayment is in an amount of at least Thirty-Eight Million Dollars ($38,000,000) of the date “June 30, 2006” or (ii) otherwise of the date “January 31, 2006.”

2.19. The following definitions shall be added to Appendix A to the Master Lease Agreement, to be inserted in their correct alphabetical order.

(i)	“Acquired Business” has the meaning ascribed thereto in the Sixth Amendment.

(ii)	“Acquisition Subsidiary” has the meaning ascribed to it in Section 6.1(b).

(iii)

“Consent and Waiver” means that certain Consent and Waiver dated January 30, 2004 executed by Agent, Lessee and Holdings, as amended by a certain Modification to Consent and Waiver dated February 11, 2004 relating to, among other things, the acquisition of certain assets of Cable Wireless USA Inc. and Cable & Wireless Internet Services, Inc.

(iv)	“C&W Transaction” means the “Transaction” as defined in the Consent and Waiver.

(v)	“C&W Sale/Leaseback Transaction” has the meaning ascribed to it in Section 6.3.

(vi)	“Effective Date” means the date on which Lessee shall have made a prepayment of the obligations in an amount at least equal to Thirty Million Dollars ($30,000,000) pursuant to the Sixth Amendment, so long as the other conditions set forth in Paragraph 10 of the Sixth Amendment are satisfied.

(vii)	“Section 10 Rent Prepayment” has the meaning ascribed thereto in the Sixth Amendment.

(viii)	“Sixth Amendment” means Amendment No. 6 dated as of August 13, 2004 to this Agreement.

(ix)	“Permitted Transaction” has the meaning ascribed thereto in the Sixth Amendment.

2.20. Annex D is amended to add at the conclusion of subsection (a) thereof the following sentence:

In addition, Lessee shall deliver to Agent and Lessors within forty five (45) days after the end of each Fiscal Quarter, (i) information reflecting actual results detailing compliance with the terms of Section 6.1(b), including confirmation that funding sources and usage are consistent therewith and adequate therefor and including the identity of the funding source, and (ii) a description of any transaction consummated during the preceding quarter pursuant to the terms of Section 6.1(b), 6.2(c), 6.3, 6.6, 6.8(c), 6.11, 6.12 and/or 6.21 hereof.

2.21. Schedule 1 attached to this Sixth Amendment hereby is added to the Lease as Annex G.

3. Section 11 Rent Prepayment Amendments to Master Lease Agreement. So long as the conditions set forth in Section 11 below have been satisfied, upon receipt of the Section 11 Rent Prepayment by Agent, the Master Lease Agreement shall be amended as follows (which amendments shall be effective simultaneously with the receipt of the Section 11 Rent Prepayment by Agent, without the necessity for any further action):

3.1. Section 1.2(a)(iii)(A) hereby is amended and restated to read as follows:

(A) one-hundred percent (100%) shall be applied to pay PIK Interest together with interest accrued on such PIK Interest;

3.2. Section 1.3(a) of the Master Lease Agreement hereby is amended and restated in its entirety to read as follows:

(a) From the Execution Date through (but not including) the Effective Date, interest shall accrue monthly, in arrears, on each applicable Interest Payment Date, on the outstanding balance of the Rent at a fixed rate of 12% per annum. Commencing with the Effective Date and through and including the day that is the one-year anniversary of the Effective Date (the “Anniversary Date”) interest shall accrue monthly, in arrears, on the outstanding balance of the Rent at a fixed rate of 9% per annum; commencing on the day following the Anniversary Date, interest shall accrue monthly, in arrears, on the outstanding balance of the Rent at a fixed rate of 12% per annum. Lessee agrees to pay such interest to Agent as follows:

(i) From the Execution Date through (but not including) the Effective Date, interest shall accrue monthly (such interest being referred to as “PIK Interest”) on each Interest Payment Date and be added to the principal balance of Rent at the end of each semiannual period (i.e., June 30 and December 31);

(ii) commencing with the first Interest Payment Date after the Effective Date, such interest shall be paid in cash on such Interest Payment Date and each Interest Payment Date thereafter; provided that, for the period that commences on the Effective Date and ends on such first Interest Payment Date, the amount of interest that shall be payable on such first Interest Payment Date shall be equal to interest accrued from (and including) the Effective Date through such First Interest Payment Date.

(iii) Interest accrued for all periods prior to the Effective Date (i.e., the PIK Interest) shall be paid pursuant to Section 1.2(a)(iii) above.

3.3. Section 6.2(c) of the Master Lease Agreement hereby is amended to add, at the end thereof, the following:

provided, that solely for the purposes of enabling Holdings and its Subsidiaries to comply with regulatory capital and tax requirements consistent with the normal past business practices of Holdings and its Subsidiaries, Holdings and its Subsidiaries so long as no Default or Event of Default then exists or would exist after giving effect thereto shall be permitted to make additional Investments in foreign Subsidiaries (that were in existence prior to the date of the Sixth Amendment) (which may be made exclusively in the form of (i) intercompany payables (subject to such subordination arrangements as may be acceptable to

Agent) or (ii) cancellation of indebtedness by the conversion of accounts receivable generated by sales to third parties into equity) in no event to exceed Twenty Five Million Dollars ($25,000,000) from the Effective Date through the Termination Date with respect to all such foreign Subsidiaries and all makers of such Investments; and in no event shall the terms of this proviso permit Holdings and its Subsidiaries to make Investments in the form of intercompany payables pursuant to this proviso which, together with Investments made pursuant to the portion of this Section 6.2(c) that precedes this proviso, would exceed $5,000,000 in the aggregate for all Subsidiaries of Holdings from the Execution Date until the Maturity Date (without giving effect to repayments of loans or advances after the Execution Date).

3.4. Section 6.2(d) of this Agreement hereby is amended to add the following as the last sentence thereof:

Agent and Lessee hereby acknowledge and agree that the foregoing provisions of this Section 6.2(d) of this Agreement shall not apply to the proviso added to Section 6.2(c) of this Agreement by Section 3.3 of the Sixth Amendment.

3.5. Clause (b) of Section 6.3 of the Master Lease Agreement hereby is amended and restated in its entirety to read as follows:

(b)(i) other additional Indebtedness incurred only by any Credit Party but not by any foreign subsidiary of Holdings, secured by purchase money security interests and Capital Leases permitted under Section 6.7(b) incurred after the date of this Agreement in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided, however, that the incurrence of such additional Indebtedness shall be permitted only if, after giving effect thereto, the limit on Capital Expenditures set forth on Section 6.18 would not be breached and (ii) so long as no Default or Event of Default then exists or would exist after giving effect thereto, other additional Indebtedness incurred subsequent to the Effective Date (including Capital Leases incurred by any SAVVIS Party) not to exceed Five Million Dollars ($5,000,000) in the aggregate at any one time outstanding (including Indebtedness permitted by clause (i) above) and not to be from an Affiliate; provided (except in the case of Capital Leases) such Indebtedness shall (I) be subordinated to all Obligations under this Agreement in a manner satisfactory to the Lessors, (II) provide for non-cash payment-in-kind interest (“PIK Interest”) only for a period that ends no earlier than six (6) months after the Maturity Date, (III) such PIK Interest shall be due and payable no earlier than six (6) months after the Maturity Date; (IV) such Indebtedness shall mature no earlier than six (6) months following the Maturity Date; provided that, (A) the leases entered into pursuant to the sale/leaseback transactions listed on Annex G hereto shall not be considered in determining whether the Five Million Dollars ($5,000,000) limit has been reached (the leases entered into pursuant to the sale/leaseback transactions and listed on Annex G shall be referred to as the “C&W Sale/Leaseback Transactions”) and (B) any such Capital Leases entered into subsequent to the Effective Date shall be entered only in connection with the provision of new services to existing customers of any SAVVIS Party or to provide services to new customers of any SAVVIS Party.

3.6. Section 6.18 of the Master Lease Agreement hereby is amended and restated in its entirety to read as follows:

6.18. Maximum Capital Expenditures. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Period
From the Execution Date through and including June 30, 2002	$5,000,000
For each six (6) month period thereafter through and including the six (6) month period that ends on June 30, 2004	$10,000,000
For the period that begins on July 1, 2004 and ends on December 31, 2004	$20,000,000
For each six (6) month period thereafter	$22,500,000

provided, however, that amounts permitted to be expended in one six-month period that are not expended in such six-month period (but not in excess of the lesser of (i) $6,000,000 (for the period that ends in December 31, 2004) or (y) $6,750,000 (for all six (6) month periods thereafter) or (ii) thirty percent (30%) of such prior six-month period’s unused amount, not including any amount permitted to be carried forward from a prior six-month period) shall be permitted to be expended in, but only in, the next subsequent six-month period. The foregoing shall not be construed to restrict Capital Expenditures by SAVVIS, Inc. that are permitted to be made pursuant to the Consent and Waiver

3.7. Section 6.21 of the Master Lease Agreement hereby is amended by the deletion therefrom of the phrase “involving payments by all SAVVIS Parties in the aggregate not in excess of $50,000 for any Fiscal Month” and the insertion, in lieu thereof, of the following: “in a maximum amount at any one time outstanding, not to exceed Ten Million Dollars ($10,000,000); provided any such leases entered into subsequent to the Effective Date shall be entered only for the provision of new services to existing customers of any SAVVIS Party or to provide services to new customers of any SAVVIS Party.”

3.8. The following definitions shall be added to Appendix A to the Master Lease Agreement, to be inserted in their correct alphabetical order.

(i)	“Consent and Waiver” means that certain Consent and Waiver dated January 30, 2004 executed by Agent, Lessee and Holdings, as amended by a certain Modification to Consent and Waiver dated February 11, 2004 relating to, among other things, the acquisition of certain assets of Cable Wireless USA Inc. and Cable & Wireless Internet Services, Inc.

(ii)	“C&W Transaction” means the “Transaction” as defined in the Consent and Waiver.

(iii)	“C&W Sale/Leaseback Transaction” has the meaning ascribed to it in Section 6.3.

(iv)	“Effective Date” means the date on which Lessee shall have made a prepayment of the obligations in an amount at least equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) pursuant to the Sixth Amendment, so long as the other conditions set forth in Paragraph 11 of the Sixth Amendment are satisfied.

(v)	“Section 11 Rent Prepayment” has the meaning ascribed thereto in the Sixth Amendment.

(vi)	“Sixth Amendment” means Amendment No. 6 dated as of August 13, 2004 to this Agreement.

3.9. Clause (b)(v) in the definition of “Excess Cash Flow” in Appendix A to the Master Lease Agreement hereby is amended and restated to read as follows:

“(v) Cash Interest Expense paid pursuant to Section 1.3(a)(ii) or Section 1.3(a)(iii) during such period.”

4. Effect Upon the Master Lease Agreement and other Credit Documents. Except for the specific consents and amendments provided for in Section 2 above, the Master Lease Agreement and each other Credit Document shall remain in full force and effect in accordance with its terms and each is hereby ratified and confirmed. The terms of the Consent and Waiver that permitted the granting of Liens on assets acquired as part of the C&W Transaction in favor of any party other than Agent (other than in connection with the C&W Sale/Leaseback Transaction) shall be of no further force and effect. In addition thereto, (i) the terms of the Consent and Wavier that provide that Capital Expenditures of or relating to Savvis Inc. shall not be deducted from EBITDA (i.e. shall not reduce EBITDA) in any computation of

EBITDA for purposes of calculating Excess Cash Flow under the Master Lease Agreement shall have no further force and effect and (ii) the third sentence of Paragraph 2 of the Consent and Waiver (which reads “In no event shall any deductions in relation to NewCo and its Subsidiaries be made from EBITDA in connection with computations of Excess Cash Flow.”) hereby is deleted and shall have no further force and effect.

5. Acknowledgment and Consent of Credit Parties. Each Credit Party hereby consents to this Sixth Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of this Sixth Amendment, each other Credit Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except as amended hereby, and (b) the Collateral Documents to which such Credit Party is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations (in each case, as defined therein).

6. Counterparts. This Sixth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Sixth Amendment by telecopier shall be as effective as delivery of a manually executed counterpart signature page to this Sixth Amendment.

7. Costs and Expenses. As provided in Section 11.3 of the Master Lease Agreement, Lessee shall pay on demand the fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Sixth Amendment (including, without limitation, attorneys’ fees).

8. GOVERNING LAW. THIS SIXTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NEW YORK.

9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Sixth Amendment for any other purpose.

10. Effectiveness of Section 2. The provisions of Section 2 of this Sixth Amendment shall have no force and effect unless (i) the Section 10 Rent Prepayment has occurred on or before August 31, 2004, (ii) the amount of the Section 10 Rent Prepayment is at least Thirty Million Dollars ($30,000,000) (which amount shall be applied to reduce the amount of Rent outstanding, exclusive of PIK Interest, and thereafter to PIK Interest), (iii) SAVVIS Inc. shall have become a party to the Subsidiary Guaranty and a Security Agreement in which it grants the Agent a first priority Lien on all of its assets, which includes all of the assets acquired by SAVVIS Inc. pursuant to the C&W Transaction (but which shall not include the assets subject to the C&W Sale/Leaseback Transaction) and shall thereafter be a “Credit Party” under the Lease Agreement, (iv) the Section 10 Rent Prepayment shall constitute all of the net proceeds of a proposed offering by Holdings of shares of common stock in a private placement (without regard to the limitations on prepayment in subsection 1.2(a)(A) and (B) of the Master Lease Agreement) exclusive of transaction costs (provided that transaction costs shall not be payable to

Welsh Carson (as defined in the Consent & Waiver) or any Affiliate of Welsh Carson or any SAVVIS Party) and exclusive of an amount equal to interest in the amount that will accrue from the Effective Date through September 1, 2004 calculated on the balance of the Rent after giving effect to the Rent Prepayment and (v) no Default or Event of Default has occurred and is continuing as of the date on which the provisions of Section 2 of this Sixth Amendment would otherwise become effective. Lessee and Agent further agree that Section 5.9 of the Master Lease Agreement shall not be construed to prohibit Savvis Inc. from locating assets having a book value in excess of $250,000 at any leased property on which assets of Savvis Inc. having a book value in excess of $250,000 are located as of the date; provided (i) upon request of Agent, Lessee shall use its commercially reasonable best efforts to obtain a landlord’s agreement from each lessor of leased property on which property of Savvis Inc. is located that satisfies the requirements of Section 5.9 and (ii) from and after the Effective Date, Savvis Inc. shall not locate any of its assets having a book value in excess of $250,000 at any additional premises not leased by Savvis Inc. on the Effective Date unless and until a landlord’s letter satisfying the requirements of Section 5.9 is delivered to Agent.

11. Effectiveness of Section 3. The provisions of Section 3 of this Sixth Amendment shall have no force and effect unless (i) the Section 11 Rent Prepayment has occurred on or before August 31, 2004, (ii) the amount of the Section 11 Rent Prepayment is at least Seven Million Five Hundred Thousand Dollars ($7,500,000) (which amount shall be applied to reduce the amount of Rent outstanding, exclusive of PIK Interest, and thereafter to PIK Interest), (iii) SAVVIS Inc. shall have become a party to the Subsidiary Guaranty and a Security Agreement in which it grants the Agent a first priority Lien on all of its assets, which includes all of the assets acquired by SAVVIS Inc. pursuant to the C&W Transaction (but which shall not include the assets subject to the C&W Sale/Leaseback Transaction) and shall thereafter be a “Credit Party” under the Lease Agreement, (iv) the amendments to the Master Lease Agreement set forth in Section 2 above shall not have become effective pursuant to Section 10 above, and (v) no Default or Event of Default has occurred and is continuing as of the date on which the provisions of Section 3 of this Sixth Amendment would otherwise become effective; provided, however, in the event that Lessee shall not have made the Section 10 Rent Prepayment prior to August 31, 2004, Lessee shall make the Section 11 Rent Prepayment on August 31, 2004 and the failure of Lessee to do so shall constitute an Event of Default under the Master Lease Agreement. In the event SAVVIS Inc. shall have failed to become a party to the Subsidiary Guaranty and grant to Agent a first priority Lien on all of its assets (which includes all of the assets acquired by SAVVIS Inc. pursuant to the C&W Transaction, exclusive of the assets subject to the C&W Sale/Leaseback Transactions), on or before August 31, 2004, and such failure continues for a period of five (5) days after Agent shall have notified Lessee of such failure, such failure shall constitute an Event of Default under the Master Lease Agreement. Lessee and Agent further agree that Section 5.9 of the Master Lease Agreement shall not be construed to prohibit Savvis Inc. from locating assets having a book value in excess of $250,000 at any leased property on which assets of Savvis Inc. having a book value in excess of $250,000 are located as of the date; provided (i) upon request of Agent, Lessee shall use its commercially reasonable best efforts to obtain a landlord’s agreement from each lessor of leased property on which property of Savvis Inc. is located that satisfies the requirements of Section 5.9 and (ii) from and after the Effective Date, Savvis Inc. shall not locate any of its assets having a book value in excess of $250,000 at any additional premises not leased by Savvis Inc. on the Effective Date unless and until a landlord’s letter satisfying the requirements of Section 5.9 is delivered to Agent.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Sixth Amendment has been duly executed as of the date first written above.

LESSEE:

SAVVIS COMMUNICATIONS CORPORATION

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	CFO

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lessor

By:	/s/ Robert Wotten
Duly Authorized Signatory

The following Persons are signatories to this Sixth Amendment in their capacity as Credit Parties.

SAVVIS COMMUNICATIONS CORPORATION, a Delaware corporation

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	CFO

SAVVIS PROCUREMENT CORPORATION,
a Delaware corporation

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	CFO

SAVVIS COMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	CFO

GLOBAL NETWORK ASSETS, LLC,
a Delaware limited liability company

By:	/s/ Jeffrey H. VonDeylen
Name:	Jeffrey H. VonDeylen
Title:	CFO

ANNEX G

Excluded Leases

1.	Dupont Fabro Sale/Leaseback Transaction relating to the following properties:

4650 Old Ironsides Drive, Santa Clara, California

4700 Old Ironsides Drive, Santa Clara, California

200 North Nash Street, El Segundo, California

2401 Walsh Avenue, Santa Clara, California

2403 Walsh Avenue, Santa Clara, California

2.	Proposed Dallas Sale/Leaseback Transaction relating to the following property:

14901 FAA Boulevard, Fort Worth, Texas